Exhibit 10(2)




                                                     Group
                                   Management Incentive Plan  (MIP)

                                        Effective January, 1994



 I.    PURPOSE

       The purpose of the Management Incentive Plan (MIP) is to motivate and reward key managers for their achievement of preestablished, measurable objectives that contribute to the success of their organizational unit.


 II.   GENERAL DESCRIPTION

       At the beginning of the plan year, unit financial and key operational objectives, individual performance objectives and target incentive awards will be established and confirmed in writing for each Plan participant.

       At the conclusion of the plan year, the achievement of the specified individual objectives will be scored and weighted for each participant and together with the achievement level of the organizational unit will be used to determine the actual amount of the incentive award.


 III.  RESPONSIBILITIES

       A. The Corporate Vice President Human Resources and Administration is responsible for administering the Plan.

       B. Division and Corporate Executives are responsible for nominating participants to be included in the plan, recommending appropriate objectives for participants, evaluating participant performance and recommending individual incentive award amounts.

       C. The Group President is responsible for recommending the amount to be budgeted cross the group for the Plan target pool, establishing the organizational unit operating objectives, approving managers selected for participation, apportioning the group target pool to the organizational units, recommending actual award pools and approving individual incentive awards.

       D. The CEO is responsible for approving the Plan target pool and actual award pools for each group and organizational unit, and approving any exceptions to the Plan.

       E. The Compensation Committee Board of Directors (the Committee) is responsible for amending the Plan, and approving the Plan target pool and the actual award pool for the company.

 IV.   DEFINITIONS

       A.    Adjusted Operating Profit (AOP)

             Operating profit plus incentive plan accruals less a Net Asset Adjustment.

       B.    Average Net Assets

             The average of the net assets assigned to the organizational unit at the beginning of the Plan Year and at the end of each month during the year through November. The net asset base will be the total assets assigned to said operation reduced by any non-interest bearing liabilities attributable to the unit, and exclusive of intercompany accounts, marketable securities and other non-operating accounts assigned to the Company.

       C.    Base Salary

             The basic annual salary rate of a participant as of January 1 of the Plan year or, if later the time he or she is approved as a potential participant for a given year, exclusive of overtime, per diem, bonuses, or any other premiums, special payments, or allowances.

       D.    EBITDA

             Earnings  of   DynCorp  before  deductions  for  interest,  taxes,
             depreciation,  discontinued   operations,  and  merger/acquisition
             costs, as recorded on the books and records of the Corporation.

       E.    Key Manager

             Those employees holding management positions who are designated as eligible under the provisions of the MIP.

       F.    Net Asset Adjustment

             The average net assets times a Net Asset Adjustment. The percentage adjustment shall be at least equal to the weighted average of the company's projected cost of debt capital for the Plan Year. Only under extraordinary circumstances will this percentage be set at less than 12%.

       G.    Operating Profit

             Earnings of the applicable organizational unit (i.e., branch, division, subsidiary, group, etc.,) after ESOP and after all accruals, but before the Company's G&A Expense, Interest and Dividend Income, Interest Expense, Net Asset Allocation and taxes on income.

       H.    Plan Year

             The period commencing January 1 and ending December 31 of the year for which performance is being measured.

       I.    Target Award

             The dollar amount that a Participant is eligible to receive if the combined performance of the participant and the organizational unit is at an achievement level of 100% of the established performance objectives.


 V.    ELIGIBILITY

       Eligibility for participation in the Plan will be limited to key managers in the operating groups and Corporate Headquarters who have significant impact on the overall performance and profitability of their organizational unit who are not participants in the Executive Incentive Plan.

       All participants in the Plan must be approved in advance by the Group President.

       A minimum of six months in an eligible position is required for participation in the Plan. Awards to individuals with less than one year's participation will be pro-rated based on the time in the eligible position.

       With the exception of retirement or death, participants must be actively employed on the date the awards are paid in order to receive a management incentive award. At its sole discretion, DynCorp may make an award to a former employee, or to the former employee's estate, in such amount as the Company may deem appropriate.

       Participation in the plan terminates on the date the employee terminates employment with the Company, whether voluntary or involuntary.


 VI.   TARGET POOL FUNDING

       At the beginning of the plan year a management incentive target pool will be established for each organizational unit. Several factors are considered in determining the size of each target pool. These include: the number of key managers to be incentivized; the target award level assigned to each manager; and the AOP objective of the unit. The target pool when established should be equal to the sum of the target awards for all participants plus the portion earmarked for key contributor awards.

       A key contributor pool may be established as part of the total target award pool to recognize the performance of other managers and employees who are not specifically designated as participants with a target preestablished at the beginning of the year. Key contributors are those select employees who stand out as having made a significant contribution to the overall performance of the unit during the plan year.

       As a general rule, the sum of the individual target pools for all incentive plans within a given group will not exceed ten percent of the group AOP objective. The Group President will determine the amount to be apportioned to each of the unit MIP target pools. At year end the actual award pool will be adjusted upward or downward proportionate to the achievement level of the unit against budgeted AOP and other key operational objectives.



 VII.  TARGET AWARDS

       At the beginning of the plan year, a target award, expressed in the form of a dollar amount, is established for each participant based on the employee's position level and degree of impact on the overall results of the organizational unit. Target awards will typically range from 5% to 25% of the participant's base salary. Target awards at or above 30% of base salary require CEO approval.


 VIII. ESTABLISHMENT OF ORGANIZATIONAL UNIT OBJECTIVES

       At the beginning of the plan year an AOP objective will be set for each organizational unit along with key operational performance objectives.

       The AOP objective, for purposes of the plan, should be set at an achievement probability of approximately 80%. At this level an above average performance from the management team will be required in order to achieve the objective.

       The operational performance objectives should address the 4 to 6 key areas of performance that are critically important to the continued success of the organizational unit. The objectives must be quantitative in nature to permit an accurate and objective measurement of the degree to which they were achieved. Categories to consider for operational objectives include, but are not limited to, the following: quality and process improvement; overhead efficiency; direct labor utilization; business expansion; award fee evaluations; and safety performance.

       A weighting factor is placed on both the AOP objective and the operational objectives. The weightings should help focus management on the areas of performance that most need to be emphasized during the plan year. The AOP objective will typically be weighted at 60% or higher. However, in some organizational units the financial performance may not be subject to much risk, nor can it be greatly influenced by management. In this case, a higher weighting may be placed on the operational objectives.


 IX.   ESTABLISHMENT AND MEASUREMENT OF INDIVIDUAL PERFORMANCE
       OBJECTIVES

       At the beginning of each plan year, specific individual performance objectives will be established and confirmed in writing for each participant. At year end, the individual's performance will be measured in relation to these preestablished objectives to produce an individual performance achievement level.

       Individual performance objectives should be established according to the following guidelines:

       1. Each MIP participant will have 6-8 written objectives that have been jointly agreed to by the participant and his or her supervisor.

       2. Performance objectives should be aligned with group objectives established and communicated by the President of the Group as well as objectives established for the participant's immediate organization. Objectives covering each of the following areas will typically be included in the objectives established by each line executive:
                         *     Financial and operational performance
                         *     Human resources management
                         *     Quality and process improvement
                         *     Business development
                         *     Customer satisfaction

       3. Objectives will be both quantitative and qualitative in nature and will include non financial as well as appropriate financial related goals.

       4.    Objectives will be highly measurable.

       5. Objectives will have performance criteria thoroughly established in advance to enable individuals to monitor their own performance in relation to their objectives, and to provide an objective measurement at year-end.

       At the conclusion of the plan year, the participant's achievements in relation to each objective will be evaluated, and scored on a scale of 0% to 130%, with a rating of 100% indicating that the individual fully met the objective. The scores are then totaled to yield an overall individual performance percentage.

 X.    AWARD POOL DETERMINATION

       The actual award pool that is authorized for distribution to participants within an organizational unit is determined by measuring the achievement level of the preestablished AOP and key operational objectives.

       The AOP achievement level is calculated by dividing the actual AOP, by the AOP target objective.

       Each of the operational objectives are evaluated and scored and equated to a preestablished target achievement level. The sum of the achievement level percentages for the operational objectives is then multiplied by a predetermined weighting factor. The AOP achievement level percentage is likewise weighted. The two weighted scores are then added together and the resulting Organizational Unit Award percentage is applied to the target pool to derive the actual award pool.

       A threshold achievement level of 75% of the target AOP objective is required in order for formula awards to be made within a unit. The Group President with CEO approval may on a discretionary basis authorize the payment of awards where unusual or extraordinary circumstances contributed to the below threshold performance. The maximum level of
       achievement  recognized  for  plan  purposes   is  150%  of  the  target
       objectives.

       The size of the actual award pool at corporate will be based solely on the EBITDA achievement level of the company overall.

       The Group President reserves the right to adjust the size of the actual award pools at the unit level to reflect extraordinary or unusual circumstances. However, the sum total of such adjustments cannot exceed the amount that would have otherwise been awarded within the group through the formula calculation without CEO approval.


 XI.   INDIVIDUAL AWARD DETERMINATION

       The determination of individual awards is carried out in three steps.

       First, the target award for each individual is multiplied by the Organizational Unit Award percentage. This step spreads the performance results of the unit proportionately across all participants to produce an Adjusted Target Award.

       Second, the degree to which the participant achieved each of his/her individual objectives is evaluated and scored in a range of 0 - 130%. The achievement percentages for each objective are then totaled to produce a composite individual performance factor. This factor is then applied against the adjusted target award from step one to yield a formula award.

       Third, if the sum of the individual formula awards are less than or greater than the authorized award pool, a uniform prorate adjustment is applied against the individual formula awards. The maximum award for any participant will be 150% of the established target amount.

       Awards  to key  contributors  are  set at  the  discretion of  the  unit
       managers.     The  key  contributor   pool  is  factored   by  the  same
       organizational unit award percentage to derive the payout pool.


 XII.  ADMINISTRATION

       Individual awards will be consolidated and approved at the Group level and the actual award pool recommended for allocation to participants, will be submitted to the Corporate Vice President Human Resources by the end of January for approval by the CEO.

       Payments will be made in cash as soon as practical after the conclusion of the plan year, typically by early March.

       Any exceptions to the plan must be approved by the CEO and the Vice President-Human Resources. Nothing in the plan or in any action taken hereunder shall affect the Company's right to determine at any time and for any reason the employment of any employee who is a participant in the plan.


 XIII. SAMPLE AWARD CALCULATION

       The example below illustrates how the Plan formula is applied to calculate the incentive award for a division manager.

       ASSUMPTIONS:
             Target Pool                               $250,000
             Manager's Target Award                    $  8,000
             Manager's Individual Performance Factor       103%
             AOP Objective                                $5.0M
             AOP Weighting                                  60%
             Key Operational Objectives Weighting           40%
             Actual AOP                                   $4.8M
             Actual Key Operational Objectives              84%
                   Composite Average



       DETERMINATION OF AWARD POOL:

             Actual AOP  /    AOP Objective          =    AOP Achievement Level
             $4.8M      /        $5.0M               =         96%

             AOP Achieve Level    x    Weighting     =     AOP Percentage
                    96%           x       60%        =         57.6%

             Key Operational Objectives                    Key Operational
               Composite Average   x     Weighting   =   Objectives Percentage
                       84%         x        40%      =         33.6%

                                      Key Operating        Organizational Unit
             AOP Percentage    +     Obj. Percentage  =     Actual Award
                   57.6%       +          33.6%       =       91.2%

                                  Organizational Unit          Actual
             Target Pool      x    Award Percentage   =     Award Pool
               $250,000       x          91.2%        =      $228,000



       DETERMINATION OF INDIVIDUAL AWARDS:

                                     Organizational Unit
   Adjusted
             Target Award      x       Award Percentage =     Target
   Award
                $8,000         x           91.2%        =     $7,296

               Adjusted                  Individual
             Target Award      x     Performance Factor =     Formula
   Award
                $7,296         x           103%         =      $7,515

             PRORATA ADJUSTMENT    =   102%
             FINAL AWARD =   $7,666